Pladeo Corp. 8-K

Exhibit 1.01

Securities Exchange Agreement

SECURITIES EXCHANGE AGREEMENT between PLADEO CORP. a Nevada corporation, and CAPITAL GROWTH CORPORATION., a Colorado Corporation dated as of February 27, 2014.

Whereas Pladeo Corp. (“PLAD”) and Capital Growth Corporation (“CGC”) will form enter into this agreement to facilitate the “acquisition of CGC by PLAD for the purposes of taking control and functioning on its own merits and being identified as Pladeo Corp. the surviving and legal trading Company.

PREAMBLE

The shareholders (“Shareholders”) of CGC represents a consensus of the Board of Directors of CGC and dictated by their actions and pursuant to a corporate resolution, will exchange all the issued and outstanding shares of the capital stock (the “CGC Stock”) of CGC, which shares the Shareholder wishes to sell and PLAD wishes to purchase upon the terms and subject to the conditions set forth herein.

Now, therefore, in consideration of their mutual promises and intending to be legally bound, the parties hereby agree as follows.

ARTICLE 1. THE TRANSACTION

1. Exchange of Stock; Purchase Price.

At the Closing referred to in Section 1.2, Shareholders shall sell, assign, and exchange the CGC Stock and the CGC Common Stock Purchase Warrants (“CGC Warrants”) to PLAD, and PLAD shall Exchange the CGC Stock and CGC Warrants. The aggregate purchase price for the CGC Stock and CGC Warrants (the “Purchase Price”) shall be 5,000,000 restricted shares of PLAD authorized and issued common stock, par value $0. 001, (the “PLAD Stock”) and 1,497,000 Common Stock Purchase Warrants exercisable for a term of five (5) years commencing six months from the date of issuance at an exercise price $1.00 per share As a result of the foregoing PLAD shall have approximately 15,360,000 shares issued and outstanding and 1,497,500 warrants issued and outstanding..

1.2 Closing.

(a)	Time and Place. The closing under this Agreement (the “Closing”) will take place at 10:00 a.m., local time, on February 27, 2014, at PLAD’s offices or at such other time, date or places as to which the parties shall mutually agree. The date on which the Closing occurs is sometimes referred to in this Agreement as the “Closing Date.”

(b)	Deliveries and Proceedings at the Closing. At the Closing:

(i)	Items to Be Delivered by CGC : CGC shall, to the best of their ability, deliver to PLAD (A) certificates for the CGC Stock and CGC Warrants, duly endorsed in negotiable form, with stock powers duly executed in blank attached (collectively, the “CGC Certificates”).

(ii)	Items to Be Delivered by PLAD: PLAD shall deliver to CGC (A) certificates for the PLAD Stock and PLAD Warrants, duly endorsed in negotiable form (collectively, the “PLAD Certificates”).

(iii)	Other Items to Be Delivered. The closing certificates, opinions of counsel, corporate resolutions and other documents required to be delivered pursuant to this Agreement, shall be exchanged.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF CGC

CGC hereby represents and warrants to PLAD as follows:

2.1	Organization. CGC is a corporation duly organized, validly existing and in good standing under the laws of the States of Colorado. CGC has full power to own or lease its properties and assets as now owned or leased, and to make, execute, deliver and perform this Agreement and related agreements. The Shareholders of CGC, are authorized to consummate the transaction as contemplated under this Agreement and the Related Agreements. See Schedule 2.1 for the Certificate of Incorporation and By-Laws of CGC.

2.2	Ownership of the CGC Stock. is the Shareholders are the record and beneficial owner of 100% of the common stock of CGC (the “CGC Stock”), free and clear of all liens, security interests, claims, or encumbrances (collectively, “Liens”), except those listed herein. The CGC Stock has been duly authorized, validly issued and are fully paid and nonassessable, was not issued in violation of the terms of any agreement or other understanding binding upon CGC , and was issued in compliance with all applicable federal and state securities or “blue-sky” laws and regulations. Joel Schneider, at the direction of the Board of Directors, has the full legal right, power and authority to enter into this Agreement on behalf of CGC, transfer the CGC Stock to PLAD in accordance with this Agreement, and to perform its other obligations hereunder, without the need for the consent of any other person or entity.

2.3	2.3 CGC does not, directly or indirectly, owns any stock of, or any interest in, any other corporation or business entity except those explicitly listed on Schedule 2.3

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2.4	Authorization and Enforceability: Title to Stock. This Agreement has been or will be duly executed and delivered by the Shareholders and Joel Schneider on behalf of CGC, and constitutes or will constitute a legal, valid, and binding obligation of CGC enforceable against it in accordance with its terms. Upon delivery to PLAD at the Closing of certificates representing the CGC Stock and CGC Warrants in accordance herewith, PLAD will acquire good and valid title to the CGC Stock, free and clear of all Liens, except those listed herein.

2.5	No Violation of Laws or Agreements. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions hereof and thereof by CGC and PLAD will not; (a) contravene any provision of CGC ; (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any other of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which CGC is a party, or by which it or any of its assets may be bound or affected, or any judgment or order (a “Judgment”) of any court, any governmental department, commission, board, agency or instrumentality or any arbitrator (each a “Judicial Authority”), or any applicable law, statute, rule, regulation, code or ordinance (a “Law”) of any federal, state or local Government Authority (each a “Government Authority”); (c) result in the creation or imposition of any Lien upon any of CGC’s assets, or give to others any interests or rights therein; (d) result in the maturation or acceleration of any liability or obligation of CGC or give others the right to cause such a maturation or acceleration; or (e) result in the termination of or loss of any right, or give others the right to cause such a termination or loss, under any agreement or contract to which CGC is a party or by which it is bound.

2.6	Financial Statements and/or Business Plan. To the best of CGC’S knowledge and belief, as of the date of closing, CGC’S books of account and related records fairly reflect in reasonable detail, CGC’S assets and liabilities and transactions in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis.

2.7	No Undisclosed Liabilities. CGC has no known liability or obligation required to be included in its financial statements, including without limitation, liabilities for or in respect of Taxes (as hereinafter defined) and any interest or penalties relating thereto, except as are reflected in the CGC Balance Sheet.

2.8	Debt Instruments. CGC is not a party to any loan agreements, notes, mortgages, deeds of trust, indentures, security agreements and other agreements, instruments and arrangements, written or oral, which evidence, secure or otherwise relate to any indebtedness of CGC for borrowed money, other than trade payables.

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2.9	Material Agreements. CGC is not a party to or bound by any agreement, contract or commitment, oral or written, formal or informal which involve payments or receipts of more than $10,000 in any single year, or which were entered into other than in the ordinary and usual course of the business of CGC , and which are not listed on any other Schedule hereto (all such agreements are collectively referred to as “Material Agreements”).

2.10	Patents and Intellectual Property Rights. The manufacture, sale, or use of any products manufactured or sold by CGC did not and does not infringe (nor has any claim been made that any such action infringes) the patents or rights of others.

2.11	Title to Assets. CGC has good and marketable title (fee or leasehold) to all of its properties and assets, including the properties and assets reflected in the Balance Sheet (except those disposed of in the ordinary course of business since the CGC Balance Sheet Date), free and clear of any Liens except (a) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected properties or impairs the operations of CGC , (b) Liens for current taxes not yet due and payable, and (c) Liens disclosed on Schedule 2.15 (collectively, “Permitted Liens”).

2.12	Condition of Assets. The buildings, equipments, machinery, furniture, improvements and other assets of CGC , including those reflected in the CGC Balance Sheet, may not be in operating condition and may need repair prior to being suitable for the purposes for which they are used in the business of CGC .

2.13	Permits. CGC holds material permits, certificates, licenses, registrations, franchises, authorizations, and other approvals from all government authorities (collectively, “Permits”) required under all Laws, which are material to its business. All such Permits are described on Schedule 2.17 and are in full force and effect.

2.14	Compliance with Laws. CGC has complied and is in compliance with all material Laws, except where a failure to be in compliance would not have a material adverse effect on CGC or its business. To the best of its knowledge, CGC has not received any notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed, and no investigation or review is pending or threatened by any Government Authority or other entity which has had or could have a material effect on the business of CGC with respect to any alleged violation by CGC of any Law. List of Notices and List of Imposed Penalties by authorities, if any, are outlined in Schedule 2.18.

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2.15	Environmental Matters. CGC has not received notice that: (a) there has been any discharge, disposal, spillage, emission, escape, pumping, pouring, injection, release, seepage or filtration of any Hazardous Substance (as hereinafter defined) at, upon, under, or within any of CGC’s properties in violation of any applicable Environmental Laws (as hereinafter defined), which has not been corrected; (b) there has been any transport, disposal, abandonment or discarding by CGC or its employees, agents or independent contractors, of any Hazardous Substance in violation of any applicable Environmental Laws; or (c) there has been any material violation of or noncompliance with any Environmental Law by CGC which has not been corrected. As used herein, “Environmental Laws” shall mean any Laws which relate to the environment or human health or safety, including without limitation Laws relating to the use, storage, treatment, transportation, manufacture, refinement, handling, production, or disposal of any Hazardous Substance, and “Hazardous Substance” shall mean (i) any flammable substances, explosives, radioactive materials, hazardous materials, hazardous wastes, toxic substances, pollutants, contaminants or any related materials or substances specified in any applicable Environmental Laws (including any “hazardous substance” as defined in the Comprehensive Environmental Response Compensation Liability Act, 42 U.S.C 6901 et seq.), and (ii) asbestos, polychlorinated biphenyls, radon, petroleum products and urea formaldehyde. See Schedule 2.19 for List of Environmental Matters.

2.16	Employee Retirement Income Security Act of 1974 as amended (“ERISA”). CGC does not sponsor or maintain and is not required, either by law or by contract, to contribute to any employee welfare benefit plan, within the meaning of section 3(1) of ERISA, nor to any employee pension benefit plan, within the meaning of section 3(2) of ERISA. CGC has not contributed to, nor is it required to contribute to, any multiemployer plan, within the meaning of section 3(37) of ERISA.

2.17	Consents. No consent, approval or authorization of, or registration or filing with, any person or entity, including any Government Authority, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

2.18	No Pending Litigation or Proceedings. To the best of its knowledge, CGC is not aware of any actions, suits, investigations, or proceedings pending or, threatened against CGC or any of its assets. There are presently no outstanding Judgments against or affecting CGC or any of its assets or its business, or affecting the CGC Stock.

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2.19	Brokerage. CGC has not made any agreement, which might cause any other person to become entitled to a finder’s or broker’s fee or commission as a result of the transactions contemplated hereunder.

2.20	Disclosure. No representation or warranty by Joel Schneider in this Agreement or any Related Agreement; and no Exhibit, Schedule, document, statement or certificate furnished or to be furnished to PLAD pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to (a) make the statements or facts contained herein or therein not misleading, or (b) provide PLAD with adequate and complete information as to CGC and its affairs and the CGC Stock.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PLAD

PLAD represents and warrants to CGC as follows:

3.1	Organization. PLAD is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated by this Agreement. PLAD is duly qualified as a corporation and is in good standing in all such jurisdictions in which the conduct of its business. Schedule 3.1 contains complete and accurate copy of the certificate of incorporation (the “Certificate of Incorporation”) and by-laws (the “By-Laws”), each as amended to date, of PLAD.

3.2	Capitalization. As outlined in Schedule 3.2, the entire authorized capital stock of PLAD consists of: (a) 75,000,000 shares of Common Stock (par value $001 per share) of which 10,360,000 shares have been issued and are presently outstanding, and are fully paid and non-assessable, There are no other shares of capital stock that will be outstanding immediately before the Closing, in each case including the number of shares of capital stock held by, or subject to purchase pursuant to the exercise of any option, warrant or right held by, each such holder. PLAD warrants and represents that there are no warrants, options, agreements, convertible securities or other commitments pursuant to which PLAD is or may become obligated to issue any shares of its capital stock or other securities. There are no preemptive or similar rights to purchase or otherwise acquire shares of capital stock of PLAD pursuant to any provision of law, its Certificate of Incorporation or its By-Laws, or any agreement to which PLAD is a party, or otherwise, and there is no agreement, restriction or encumbrance with respect to the sale or voting of any shares of PLAD’s capital stock (whether outstanding or issuable upon conversion or exercise of outstanding securities). Neither PLAD nor any predecessor company has violated the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state or other jurisdiction in connection with the issuance of any securities prior to the date hereof (collectively “Applicable Securities Laws”).

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3.3	Equity Investments. Except as set forth on Schedule 3.3, PLAD warrants and represents that it does not currently own, directly or indirectly, any capital stock or other proprietary interest in any corporation, association, trust, partnership, limited liability company, limited liability partnership, joint venture or other entity.

3.4	Financial Statements. As of December 31, 2013. The PLAD Financial Statements (a) are true and correct in all material respects, (b) are in accordance with PLAD’ books and records, and (c) present fairly the financial position and results of operations of PLAD as of the dates and for the periods indicated in accordance with generally accepted accounting principles applied on a consistent basis.

3.5	No Undisclosed Liabilities. Except as set forth on Schedule 3.5, PLAD has no known liability or obligation required to be included in its financial statements, including without limitation liabilities for or in respect of Taxes (as hereinafter defined) and any interest or penalties relating thereto, except as are reflected in the PLAD Balance Sheet.

3.6	Absence of Changes. PLAD warrants and represents that since the Balance Sheet Date of December 31, 2013, there has not been (a) any material adverse change in PLAD’ financial condition, results of operations, assets, liabilities, business or prospects, (b) any material asset or property of PLAD made subject to a lien of any kind except liens for taxes not yet due and payable, (c) any waiver of any valuable right of PLAD, or the cancellation of any debt or claim held by PLAD, (d) any payment of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any shares of the capital stock of PLAD or any agreement or commitment therefore, (e) any mortgage, pledge, sale, assignment or transfer of any tangible or intangible assets of PLAD, except in the ordinary course of business, (f) any loan by PLAD to, or any loan to PLAD from, any officer, director, employee, stockholder of PLAD, or any other agreement or commitment therefore, (g) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting PLAD’ assets, property, or business, or (h) any change in PLAD’ accounting methods or practices.

3.7	Encumbrances. PLAD warrants and represents that it has good and marketable title to all of its property and assets, real, personal or mixed, tangible or intangible, free and clear of all liens, security interests, charges and other encumbrances of any kind, except liens for taxes not yet due and payable.

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3.8	Burdensome Restrictions. PLAD is not obligated under any contract or agreement, or subject to any charter or other corporate restriction, which materially and adversely affects its financial condition, results of operations, assets, liabilities, business, or prospects, or could reasonably be expected to do so in the future.

3.9	Intellectual Property Rights.

3.9.1	PLAD warrants and represents that it does not own any Intellectual Property Rights nor does it use any Intellectual Property Rights in conducting its business.

3.9.2	PLAD warrants and represents that no royalties or other amounts are payable by the Corporation to any other person by reason of the ownership or use of any Intellectual Property Rights.

3.9.3	No product or service marketed or sold or proposed to be marketed or sold by PLAD violates or will violate any license or infringes or will infringe any Intellectual Property Rights of another.

3.9.4	There are no claims pending or, to PLAD’s knowledge, threatened with respect to any Intellectual Property Rights necessary or required for the conduct of PLAD’ business as currently conducted or as proposed to be conducted, nor does there exist any basis therefore. As used herein, the term “Intellectual Property Rights” means all patents, trademarks, service marks, trade names, copyrights, inventions, trade secrets, know-how, proprietary processes and formulae, applications for patents, trademarks, service marks and copyrights, and other industrial and intellectual property rights.

3.10 Litigation. PLAD warrants and represents that there is no action, suit, claim, proceeding or investigation, at law, in equity or otherwise, or by or before any governmental instrumentality or other agency, now pending or otherwise affecting PLAD, or, to PLAD’s knowledge, threatened against PLAD or any affiliate of PLAD, and, to PLAD’s knowledge, there exists no basis therefore.

3.11 No Defaults. PLAD is not in violation or breach of, or in default under, any provision of (a) its Certificate of Incorporation or By-Laws, or (b) any note, indenture, mortgage, lease, contract, purchase order or other instrument, document or agreement to which PLAD is a party or by which it or any of its property is bound or affected or any ruling, writ, injunction, order, judgment or decree of any courts, administrative agency or other governmental body. To PLAD’s knowledge, there exists no condition, event or act, which after notice, lapse of time, or both, may constitute a violation or breach of, or a default under any, of the foregoing.

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3.12 Claims with Respect to Employment or with Respect to Securities Laws. (a) No third party may assert any valid claim against PLAD or any predecessor corporation or affiliate with respect to continued employment by or association with PLAD. (b) No third party may assert any valid claim against PLAD or any predecessor corporation or affiliate with respect to a violation of Applicable Securities Laws.

3.13 Taxes. Except as set forth on Schedule 3.13, PLAD has (a) timely filed all returns and reports required to be filed by it with respect to all Taxes, (b) paid all Taxes shown to have become due pursuant to such returns and reports, and (c) paid all other Taxes due, including without limitation Taxes for which a notice of or assessment or demand for payment has been received. All Taxes for periods ended after the PLAD Balance Sheet Date through the date hereof have been paid or are adequately reserved against on the books of PLAD. PLAD has timely filed all information returns or reports which are required to be filed and has accurately reported all information required to be reflected on such returns or reports. There are no proposed assessments of Tax against PLAD or proposed adjustments to any tax returns or reports filed pending against PLAD.

3.14 Consultants. PLAD has not registered any shares of its stock on Form S-8 that were issued to third parties in payment of finders, brokers or other similar fees.

3.15 Material Agreements. PLAD warrants and represents that it is not a party to any written or oral (a) contract with any labor union; (b) contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of normal operating requirements; (c) contract for the employment of any officer, employee or other person or any contract with any person on a consulting basis; (d) bonus, pension, profit-sharing, retirement, stock purchase, stock option, hospitalization, medical insurance or similar plan, contract or understanding in effect with respect to employees or any of them or the employees of others; (e) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or otherwise placing a lien on any assets of PLAD; (f) guaranty of any obligation for borrowed money or otherwise; (g) lease or agreement under which PLAD is lessee of or holds or operates any property, real or personal, owned by any other party; (h) lease or agreement under which PLAD is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by PLAD; (i) license or lease agreement with respect to any Intellectual Property Rights; (j) agreement or other commitment for capital expenditures in excess of $5,000; (k) contract, agreement or commitment under which PLAD is obligated to pay any broker’s fees, finder’s fees or any such similar fees, to any third party; or (l) any other contract, agreement, arrangement or understanding which is material to PLAD’ business or which is material to a prudent investor’s understanding of PLAD’ business. PLAD warrants and represents that it is not engaged in any negotiations, which could lead to any such contract, agreement, arrangement, understanding or commitment.

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3.16 Federal Reserve Regulations. PLAD is not engaged in the business of extending credit for the purpose of purchasing or carrying margin securities (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

3.17 Compliance. Except as set forth on Schedule 3.19, PLAD has complied with all federal, state, local and foreign laws applicable to its business and the issuance of its capital stock. PLAD has all federal, state, local and foreign governmental licenses, registrations and permits material to or necessary for the conduct of its business, such licenses, registrations and permits are in full force and effect, and there have been no violations of any such licenses, registrations or permits. No proceeding is pending or, to PLAD’s knowledge, threatened, to revoke or limit any thereof.

3.18	Insurance. PLAD does not own any insurance policies, nor is it the insured or beneficiary of any policy covering any of its property.

3.19 Authorization of Related Documents. The execution, delivery and performance by PLAD of (a) this Agreement and (b) each of the Related Agreements has been duly authorized by PLAD. This Agreement, and each Related Agreement when executed and delivered by PLAD, constitutes or will constitute, as the case may be, the valid and binding obligation of PLAD, enforceable in accordance with its terms, subject to Limits on Enforceability. The execution, delivery and performance of the Related Agreements, and compliance with the provisions hereof and thereof by PLAD do not and will not, with or without the passage of time or the giving of notice or both, violate, conflict with, or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of PLAD under, the Certificate of Incorporation or By-Laws, any Material Agreement, or any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body.

3.20 Authorization of the PLAD Stock. The issuance, sale and delivery hereunder by PLAD of the PLAD Stock have been duly authorized by all requisite corporate action of PLAD, and when so issued, sold and delivered, the PLAD Stock will be validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive or any other similar rights of the stockholders of PLAD or others.

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3.21 Related Transactions. PLAD warrants and represents that no director, officer, or employee of PLAD nor any “associate” (as defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of any such person is indebted to PLAD, nor is PLAD indebted (or committed to make loans or extend or guarantee credit) to any such person, nor is any such person a party to any transaction (other than as an employee or consultant) with PLAD providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to, any such person.

3.22 No Governmental Consent or Approval Required. No authorization, consent, approval or other order of, declaration to, or filing with, any governmental agency or body is required to be made or obtained by PLAD for or in connection with the valid and lawful authorization, issuance, sale and delivery of the PLAD Stock, except filings which may be required under applicable securities laws which are not required to be made until after the Closing and which shall be made on a timely basis.

3.23 Registration Rights. No person has any right to cause PLAD to effect the registration under the Securities Act of any shares of Common Stock or any other securities of PLAD.

ARTICLE V. CONDITIONS TO CLOSING:

4.1 Conditions Precedent to PLAD’s Obligations. PLAD’s obligations to proceed with the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions (any one or more of which may be waived in whole or in part by PLAD in its discretion):

(a)	Bringdown of Representations and Warranties. The representations and warranties of CGC contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, and PLAD shall have received a certificate to such effect by CGC

(b)	Performance and Compliance. CGC shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the closing Date in all material respects

(c)	Satisfactory Instruments. All instruments and documents required on the part of CGC to effectuate and consummate the transactions contemplated hereby shall be delivered to PLAD and shall be in form and substance reasonably satisfactory to PLAD.

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(d)	Consents. All consents and regulatory approvals necessary to the consummation of the transactions contemplated by this Agreement shall have been obtained.

(e)	Litigation. No Judgment shall be in effect which restrains or prohibits the transactions contemplated hereby or which would limit or adversely affect PLAD’s ownership or control of CGC , CGC’s business or the CGC Stock, and there shall not be pending or threatened, by or before any Judicial or Government Authority, any action or proceeding (i) challenging any of the transactions contemplated by this Agreement or the Related Agreements or seeking monetary relief by reason of the consummation of such transactions, (ii) by any present or former owner of any stock or equity interest in CGC (whether through a derivative action or otherwise) against CGC or any officer, director or shareholder of CGC in his capacity as such or (iii) which might have a material adverse effect on the business, prospects or condition (financial or otherwise) of PLAD.

(f)	No Material Adverse Change. There shall have been no material adverse change since the CGC Balance Sheet Date in CGC’s businesses, operations, assets, inventories, prospects or condition (financial or otherwise).

(g)	Opinion of CGC’s Counsel. At Closing, PLAD shall receive an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to PLAD to the effect that:

(A)	CGC is a corporation duly incorporated, validly existing, and in good standing under the laws of New York;

(B)	The execution and delivery by Frank Ottaviani of this Agreement, and performance by CGC of its obligations, hereunder have been duly and validly authorized and approved by all necessary action of CGC’s Board of Directors;

(C)	The transactions contemplated by this agreement will not conflict with, or require any action not permitted by CGC governing instruments and by CGC’s Articles of Incorporation or Bylaws.

(D)	Counsel has read CGC’s representations and warranties set forth in Article II above, and counsel has no information which would cause him or her to believe that such representations and warranties are not true and accurate as of the Closing.

4.2	Conditions Precedent to CGC’S Obligations. This obligation of CGC to proceed with the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions (any one or more of which may be waived in whole or in part by CGC ):

(a)	Bringdown of Representations and Warranties. The representations and warranties of PLAD contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on as of such date and PLAD shall have delivered to CGC a certificate to such effect.

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(b)	Performance and Compliance. PLAD shall have performed all of the covenants and complied with all the provisions required by this Agreement to be performed or complied with by them on or before the Closing Date, and PLAD shall have delivered to CGC a certificate to such effect.

(c)	Satisfactory Instruments. All instruments and documents required on the part of PLAD to effectuate and consummate the transactions contemplated hereby shall be delivered to CGC and shall be in form and substance reasonably satisfactory to CGC and its counsel.

(d)	Litigation. No judgment shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not be pending or threatened, by or before any Judicial or Government Authority, any action or proceeding challenging any of the transactions contemplated by this Agreement or the Related Agreements or seeking monetary relief by reason of the consummation of such transactions. No litigation or other proceeding shall be instituted or threatened (ii) by an present or former owner of any stock or equity interest in PLAD (whether through a derivative action or otherwise) against PLAD or any officer, director or shareholder of PLAD in his capacity as such or (iii) which might have a material adverse effect on the business, prospects or condition (financial or otherwise) of PLAD.

(e)	Consents. All consents and regulatory approvals necessary to the consummation of the transactions contemplated by this Agreement shall have been obtained.

(f)	No Material Adverse Chance. There shall have been no material adverse change in the businesses, operations, assets, inventories, prospects or condition (financial or otherwise) of PLAD.

(g)	Opinion of PLAD’ Counsel. At Closing, CGC shall receive an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to CGC , to the effect that:

(A)	PLAD is a corporation duly incorporated, validly existing and in good standing under the laws of Wyoming;

(B)	The execution and delivery by PLAD of this Agreement, and the performance by PLAD of its obligations hereunder, have been duly and validly authorized and approved by all necessary corporate action of PLAD;

(C)	The transactions contemplated by this Agreement will not conflict with, or require any action not permitted by PLAD’ governing instruments and by PLAD’ Articles of Incorporation or Bylaws;

(D)	Counsel has read PLAD’ representations and warranties set forth in Article III above, and counsel has no information which would cause him or her to believe that such representations and warranties are not true and accurate as of the Closing.

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ARTICLE V. [RESERVED]

ARTICLE VI. INDEMNIFICATION

6.1	Indemnification by PLAD. PLAD hereby agrees to indemnify and hold harmless CGC from and against: (a) any loss, liability (including without limitation any Tax liability), claim, obligation, damage or deficiency of or to CGC arising out of or resulting from (i) any misrepresentation, breach of warranty or non-fulfillment of any covenant on the part of PLAD contained in this Agreement or in any statement or certificate furnished or to be furnished to CGC pursuant hereto or in connection with the transactions contemplated hereby, or (ii) any investigation by any Government or Judicial Authority of PLAD or its business or affairs, to the extent such investigation arises from transactions contemplated hereby occurring prior to the Closing date; and (b) any actions, judgments, costs and expenses (including without limitation reasonable attorneys fees and all other expenses incurred in investigating, preparing or defending any litigation, proceeding or investigation, commenced or threatened) incident to any of the foregoing or the enforcement of this Section 6.1.

6.2	Indemnification by CGC . CGC hereby agrees to indemnify and hold harmless PLAD from and against: (a) any loss, liability, claim, obligation, damage or deficiency of or to PLAD arising out of or resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant on the part of CGC contained in this Agreement or in any statement or certificate furnished or to be furnished to PLAD in connection with the transactions contemplated hereby; and (b) any actions, judgments, costs and expenses (including reasonable attorneys fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section 6.2.

6.3	Representation, Cooperation and Settlement.

(a) A party seeking indemnification pursuant to this Article VI (an “Indemnitee”) shall give prompt written notice to the party from whom indemnification is sought (an “Indemnitor”) of any claim asserted against such Indemnitee which might give rise to a claim by such Indemnitee against such Indemnitor based on the provisions of this Article VI, stating the nature and basis of the first-mentioned claim and the amount (or a good faith estimate) thereof.

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(b) An Indemnitor shall have full responsibility and authority with respect to the disposition of any action, suit or proceeding brought against an Indemnitee with respect to which such Indemnitor may have liability under the indemnity agreement contained in this Article VI (an “Action”); provided that notwithstanding the foregoing, if such Indemnitor shall fail or refuse to exercise such responsibility and authority, then such Indemnitee may do so at such Indemnitor’s expense. If any Action is brought against an Indemnitee which is defended by an Indemnitor, such Indemnitee shall have the right, at its own expense, to be represented by counsel of its own choosing and with whom counsel for such Indemnitor shall confer in connection with the defense of any such Action. Each of such Indemnitee and Indemnitor shall make available to the counsel and accountants of the other all of its books and records relating to such Action, and the parties agree to render to each other such assistance as may be reasonably be requested in order to insure the proper and adequate defense of any such Action.

(c)	The amount payable by any Indemnitor shall be determined to give effect to any tax savings accruing to the benefit of the Indemnitee as a result of the payment of any amounts in indemnification under this Article VI.

6.4	Duration of Indemnification Obligations. No claim for indemnification pursuant to this Article VI shall be made after January 31, 2010.

6.5	Settlement of Disputes. If an Indemnitor receives notice from an Indemnitee seeking indemnification or otherwise asserting a claim under this Article VI, and such Indemnitor (for purposes of this Section 6.6, the “Claiming Party”), then the Disputing Party shall provide written notice to such Claiming Party of such dispute, including a description of the basis for such dispute (the “Notice of Dispute”). Such dispute shall be settled by mutual agreement of the Claiming Party and the Disputing Party, evidenced by a writing signed by each such party, provided, however, that if no resolution or settlement shall be reached within 60 days following receipt by the Claiming Party from the Disputing Party of the Notice of Dispute, then either such party may submit the disputed matter to arbitration, in which event the parties agree as follows: Both the Claiming Party and the Disputing Party agree, that if either party elects to submit a disputed matter under this Article VI to arbitration, then such dispute shall be settled by arbitration in Wyoming in accordance with the laws of the Wyoming by three arbitrators, one to be appointed by the Claiming Party, one to be appointed by the Disputing Party, and the third to be appointed by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators, which shall be as provided above. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

ARTICE VII. POST CLOSING COVENANTS

7.1	Affirmative Covenants.

(a)	Reporting Requirements. PLAD shall comply with all applicable reporting requirements of the Securities Act of 1934 if Applicable.

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(b)	Preservation of Existence and Franchises. PLAD shall maintain CGC’s corporate existence, and shall keep all its rights and franchises in full force and effect in the respective jurisdictions of incorporation.

(c)	Insurance. PLAD shall maintain, with financially sound and reputable insurers, insurance with respect to CGC’s equipment, property and inventory against such liabilities, casualties and contingencies, and of such types and in such amounts, as is customary in the case of corporations engaged in the same or a similar business.

(d)	Maintenance of Equipment. PLAD shall cause CGC to maintain its equipment in good repair and working order and shall make all necessary repairs thereto and replacements thereof.

7.2	PLAD’ Negative Covenants. PLAD shall not cause or permit:

(a)	Dividends. CGC to pay dividends or make any other distributions of any kind.

(b)	Merger. CGC to merge with or into or consolidate with any other entity unless PLAD is the surviving entity.

(c)	Place of Business, etc. CGC to (i) change its principal place of business, (ii) change its name, or (iii) locate any of its assets or any of its books and records pertaining thereto at a location other than its principal places of business.

(d)	Sale of Assets; Liens. CGC to (i) sell any of its assets (other than sales of inventory in the ordinary course of business) or (ii) grant any mortgage, lien, security interest or other encumbrance on any of its assets; provided however, that CGC may grant security interest in its (x) accounts receivable (“Permitted Receivables Lien”) and (y) inventory acquired after the Closing (“After Acquired Inventory”), in each case for the sole purpose of obtaining working capital financing for its business operations (the “Permitted Inventory Lien”); provided, further, however, that in no event shall (i) the Permitted Receivables Lien secure and indebtedness in excess of an amount equal to seventy percent (70%) of the face amounts of such accounts receivable, or (ii) the Permitted Inventory Lien secure an indebtedness in excess of an amount equal to fifty percent (50%) of the cost of such Inventory.

ARTICLE VIII. MISCELLANEOUS.

8.1	Further Assurances; Subordination. From time to time after the Closing Date, upon PLAD’ request, CGC shall (i) make available to PLAD any records, documents or other information relating to CGC , and (ii) execute, deliver and acknowledge all such further instruments of transfer and conveyance and take all such other actions as PLAD may reasonably require.

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8.2	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon deliver, if personally delivered, (b) on the tenth day after being deposited with the U.S. Postal Service, if sent by certified or registered mail; return receipt requested, (c) on the next day after being deposited with a reliable overnight delivery service, or (d) upon receipt of an answer back, if transmitted by telefax, postage prepaid in all cases other than telefax, addressed to the other party at the following addresses, or telefax numbers in the case of a telefax (or at such other address or telefax number as shall be given in writing by any party to the others):

If to PLAD, to: Joel Schneider

21 Alfred Road W

Merrick, NY 11566

If to CGC, to: Joel Schneider

21 Alfred Road W

Merrick, NY 11566

8.3	Successors and Assigns. This Agreement and all rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and assigns. Notwithstanding the foregoing, the Agreement may not be assigned by any party without the written consent of each of the other parties.

8.4	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Wyoming.

8.5	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

8.6	Amendment. To be effective, any amendment or waiver to this Agreement must be in writing signed by the party against whom enforcement of the same is sought.

8.7	Severability. If any portion of this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid and unenforceable, the valid and enforceable provisions will continue to be given effect and bind the parties hereto.

8.8	Entire Agreement. This Agreement and the Schedules and Exhibits hereto, and the Related Agreements, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understanding, inducements or conditions, express or implied, oral or written.

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8.9	CGC’s Agents. CGC hereby appoints Joel Schneider as its agent for the purpose of giving all communications CGC may give to PLAD.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PLADEO CORP.

By:
Joel C. Schneider, President

CAPITAL GROWTH CORP.

By:

Joel C. Schneider, President

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	Shareholders	No. of Shares Exchanged	No. of Warrants Exchanged

		4,000,000	None
	Joel Schneider

By:		249,500	748,500
	Continental Equities LLC

By:		249,500	748,500
	AHB Associates

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